                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person                                5. If Amendment, Date of Original (Month/Year)
   FITZMYERS, THOMAS J
   4120 Dublin Blvd., Suite 400                                        6. Relationship of Reporting Person to Issuer (Check all
   Dublin, CA  94568                                                      applicable)
   USA                                                                    (X) Director                    ( ) 10% Owner
                                                                          (X) Officer (give title below)  ( ) Other (specify below)
2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO., INC. - (SSD)                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

3. IRS or Social Security Number of Reporting Person (Voluntary)       7. Individual or Joint/Group Filing (Check Applicable Line)
                                                                          [X] Form filed by One Reporting Person

4. Statement for Month/Year                                               [ ] Form filed by More than One Reporting Person
   OCTOBER 2001

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
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
1. Title of Security       |2.    |3.    |4. Securities Acquired (A)        |5. Amount of       |6. Dir|7.Nature of Indirect      |
                           | Transaction |   or Disposed of (D)             |   Securities      |ect (D|  Beneficial Ownership    |
                           |      |      |                                  |   Beneficially    |(D) or|                          |
                           |      |    | |                  | A/|           |   Owned at        |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |   End of Month    |ect(I)|                          |
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                           | 10/23|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  S | |          7,600   | D |  $51.7013 |                   |      |                          |
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                           | 10/24|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  S | |         13,500   | D |  $50.0498 |                   |      |                          |
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                           | 10/25|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  S | |         14,000   | D |  $49.1742 |                   |      |                          |
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                           | 10/26|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  S | |         11,000   | D |  $49.25   |                   |      |                          |
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                           | 10/26|    | |                  |   |           |                   |      |                          |
Common Stock               | /2001|  S | |         25,000   | D |  $49.25   |        221,632    |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
Common Stock               |      |    | |                  |   |           |          5,211    |   I  | By Trust                 |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number   |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva  |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive       |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi     |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially   |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at   |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of     |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month      |(I)|           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number   |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva  |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive       |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi     |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially   |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at   |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of     |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month      |(I)|           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125 | D |           |
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

Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Thomas J Fitzmyers

/s/THOMAS J FITZMYERS
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DATE

November 1, 2001
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